UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934

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ORTHOFIX INTERNATIONAL N.V.
(Name of Registrant as Specified In Its Charter)

 (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Contact:	Dan Yarbrough, Vice President of Investor Relations
danyarbrough@orthofix.com
(617) 912-2903

Orthofix Expresses Concern that
Ramius Communications to Shareholders
Contain Egregious Errors

Activist Hedge Fund Has Made Multiple False Statements That Are Misleading To Orthofix Shareholders

BOSTON, Mar 19, 2009 – Orthofix International N.V. (NASDAQ: OFIX) (the Company) today criticized activist hedge fund Ramius for including false and misleading statements in recent communications to Orthofix shareholders in their ongoing proxy contest. For example, in an investor presentation filed with the SEC on March 12 and shared with proxy advisory firm RiskMetrics Group the same day, Ramius included blatantly false statements about Orthofix Chairman James F. Gero and fellow Board member Thomas J. Kester. Orthofix believes that these false statements were made in reckless disregard of the facts, which are easily obtainable through public sources, and stand in stark contrast to Ramius’ stated belief in good corporate governance and shareholder advocacy.

“Orthofix has continued to try to cooperate with Ramius throughout this proxy contest despite the inflammatory nature of some of their rhetoric, and has endeavored to make sure that shareholders receive an accurate view of the facts and the opinions from both sides,” said Alan Milinazzo, Orthofix CEO. “However, certain statements that Ramius has included in recent SEC filings and press releases are blatantly false and misleading and Orthofix shareholders should understand the facts.”

The following four statements that Ramius has recently made are demonstrably false and misleading to shareholders:

1.	False Statement about James F. Gero, Orthofix Chairman

In its presentation to RiskMetrics Group, filed as definitive additional soliciting material with the SEC on March 12, 2009, Ramius falsely states that James F. Gero is “Chairman of Clearwire, Inc. – [whose] stock price has declined 88% since the IPO.”  In fact, Mr. Gero was  not chairman, a board member nor a member of management of this company at the time of its IPO in 2007, and has not been at any time since.  Ramius’ statement falsely links Mr. Gero with the sharp price decline of this company in a manner that disparages his professional reputation and is misleading to shareholders.  Ramius could have easily confirmed this fact as neither Clearwire’s IPO prospectus nor any of its public filings since the IPO mention Mr. Gero having any role at the company.

2.	False Statement about Thomas J. Kester, Orthofix Board Member

In the same filing noted above, after referencing his experience as a KPMG audit partner, Ramius falsely states that Orthofix Board Member Thomas J. Kester “has no other public or private board experience.” In fact, Mr. Kester currently serves as a director, and until recently has been chairman of the board, of a non-profit organization with a multi-million dollar annual budget, and another affiliated non-profit corporation.  Once again, Ramius’ statement was false and gives Orthofix shareholders a false and misleading description of Mr. Kester’s professional background and experience.

3.	False Statement about Orthofix Corporate Office and Boston Real Estate

Again in the same filing, Ramius criticizes Orthofix for the choice of its Boston office location, calling it “arguably some of the most expensive real estate in Boston.”  In fact, the Orthofix office lease in Boston is $27 per square foot, approximately 50% of the average cost of comparable nearby real estate according to Cushman & Wakefield. Making this sort of objectively false statement again calls attention to Ramius’ reckless behavior in this proxy contest.

4.	False Statement about Orthofix Regarding the Special Meeting of Shareholders

Ramius’ March 9, 2009 letter to Orthofix shareholders and accompanying press release, also filed with the SEC, accused the Orthofix Board of delaying the scheduling of the Special Meeting of shareholders, stating: “The current Board scheduled the Special Meeting on a date that is as far out as possible under Netherlands Antilles law…”  In fact, no provision of Netherlands Antilles law or the Company’s articles of association mandates a maximum time period or number of days by which a special meeting must be held.  By saying “as far out as possible under Netherlands Antilles law,” Ramius is misleading shareholders to believe that the Board scheduled the meeting as late as possible under the law, when in fact the exact opposite is true. The Company scheduled the special meeting as soon as practical, given the SEC’s rules, in an effort to deal fairly and honestly with shareholders and move beyond this distracting and costly contest as soon as possible. Ramius’ statement misleads shareholders and hides the fact that Ramius initiated this wasteful Special Meeting process when its proposals could have been considered at the Annual Meeting 1-2 months later with significantly less cost to Orthofix shareholders.

Since the beginning of this contest, the Board and management of Orthofix have committed to communicating with shareholders frequently to illustrate clear, factual reasons why we believe shareholders should question whether Ramius’ proposals would bring value to the Company. In return, Ramius has responded with inflammatory and misleading statements that blatantly disregard the facts of the situation – facts that could be easily obtained through public sources of information. In today’s challenging business environment, Orthofix shareholders deserve sound, steady judgment, and shareholders should question Ramius’ ability to bring value to the Company given its inability (or unwillingness) to successfully undertake even rudimentary fact-checking.

About Orthofix

Orthofix International, N.V., a global medical device company, offers a broad line of minimally invasive surgical, and non-surgical, products for the spine, orthopedic, and sports medicine market sectors that address the lifelong bone-and-joint health needs of patients of all ages–helping them achieve a more active and mobile lifestyle. Orthofix’s products are widely distributed around the world to orthopedic surgeons and patients via Orthofix’s sales representatives and its subsidiaries, including BREG, Inc. and Blackstone Medical, Inc., and via partnerships with other leading orthopedic product companies. In addition, Orthofix is collaborating in R&D partnerships with leading medical institutions such as the Orthopedic Research and Education Foundation, Rutgers University, the Cleveland Clinic Foundation, Texas Scottish Rite Hospital for Children and National Osteoporosis Institute. For more information about Orthofix, please visit www.orthofix.com.

Forward-Looking Statements

This communication contains certain forward-looking statements under the Private Securities Litigation Reform Act of 1995. These forward-looking statements, which may include, but are not limited to, statements concerning the projections, financial condition, results of operations and businesses of Orthofix and its subsidiaries and are based on management's current expectations and estimates and involve risks and uncertainties that could cause actual results or outcomes to differ materially from those contemplated by the forward-looking statements.

Factors that could cause or contribute to such differences may include, but are not limited to, risks relating to the expected sales of its products, including recently launched products, unanticipated expenditures, changing relationships with customers, suppliers and strategic partners, risks relating to the protection of intellectual property, changes to the reimbursement policies of third parties, changes to and interpretation of governmental regulation of medical devices, the impact of competitive products, changes to the competitive environment, the acceptance of new products in the market, conditions of the orthopedic industry and the economy, corporate development and market development activities, including acquisitions or divestitures, unexpected costs or operating unit performance related to recent acquisitions and other factors described in our annual report on Form 10-K and other periodic reports filed by the Company with the Securities and Exchange Commission.

Important Additional Information

Orthofix International N.V. (“Orthofix”) has filed a definitive proxy statement, dated February 26, 2009, with the SEC in connection with a special general meeting of shareholders of Orthofix to be held on April 2, 2009 at which Ramius Capital and certain of its affiliates propose to make changes to the composition of Orthofix's board of directors. SHAREHOLDERS ARE URGED TO READ ORTHOFIX'S DEFINITIVE PROXY MATERIALS AND ANY OTHER RELEVANT SOLICITATION MATERIALS FILED BY ORTHOFIX WITH THE SEC BECAUSE THEY CONTAIN IMPORTANT INFORMATION. Investors and shareholders may obtain a free copy of the proxy statement and other materials filed by Orthofix with the SEC at the SEC's website at  www.sec.gov, at Orthofix's website at www.orthofix.com, or by contacting Georgeson, 199 Water Street, 26th Floor, New York, NY 10038 or by calling (212) 440-9800 (bankers and brokers) or toll-free (800) 323-4133 (all others).

Orthofix and its directors and certain executive officers are participants in the solicitation of proxies in connection with the special general meeting of shareholders. The names of such persons are: James F. Gero, Peter J. Hewett, Jerry C. Benjamin, Charles W. Federico, Dr. Guy J. Jordan, Ph.D., Thomas J. Kester, CPA, Alan W. Milinazzo, Maria Sainz, Dr. Walter P. von Wartburg, Kenneth R. Weisshaar, Robert S. Vaters, Michael Simpson, Bradley R. Mason, Raymond C. Kolls, J.D., and Michael M. Finegan. Information regarding such participants, as well as each such person's respective interests in Orthofix (whether through ownership of Orthofix securities or otherwise), is set forth in Orthofix's definitive proxy statement dated February 26, 2009, which may be obtained free of charge at the SEC's website at www.sec.gov, Orthofix's website at www.orthofix.com, or by contacting Georgeson, 199 Water Street, 26th Floor, New York, NY 10038 or by calling (212) 440-9800 (bankers and brokers) or toll-free (800) 323-4133 (all others).